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                                                                      EXHIBIT 15

August 12, 1997


Board of Directors and Shareholders
Security Capital Atlantic Incorporated

We are aware of the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-31419 and 333-25993) pertaining to the Security Capital Atlantic Incorporated 1997 Long-Term Incentive Plan and Security Capital Atlantic Incorporated Share Option Plan for Outside Directors of our report dated July 22, 1997, except for Notes 5 and 6 as to which the date is August 5, 1997, relating to the unaudited condensed interim financial statements of Security Capital Atlantic Incorporated that are included in its Form 10-Q for the quarter ended June 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        Ernst & Young LLP